UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Uber Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 23, 2024

Dear Fellow Stockholder:

I am writing to you on behalf of the Board of Directors (the “Board”) of Uber Technologies, Inc. (the “Company”) in regards to our 2024 Annual Meeting of Stockholders scheduled for May 6, 2024. In the proxy statement, it was noted that David Trujillo attended less than 75% of the meetings of the Board and one of two board committees on which he served during 2023. This letter is intended to provide additional disclosure on his attendance and ask that you vote FOR the reelection of Mr. Trujillo for the reasons outlined below.

Mr. Trujillo Has Consistently Attended Board and Committee Meetings Since 2017. Since he joined the Board in 2017, Mr. Trujillo has devoted enormous time, talent and commitment to the success of Uber. Over the 2017-2022 period, he has attended a total of 132 Board and Board Committee meetings, well in excess of the 75% threshold. Mr. Trujillo’s attendance in 2023 was an anomaly due to last minute, unexpected scheduling issues. In 2023, Mr. Trujillo was one meeting short of 75% attendance for each of the Board and Compensation Committee meetings. He attended at least 75% of the Nominating and Governance Committee meetings in 2023.

Mr. Trujillo is Fully Committed to the Board and the Company. The Board expects that, absent a circumstance such as a medical or family emergency, directors will attend at least 75% of all Board and committee meetings. The Nominating and Governance Committee has discussed Mr. Trujillo’s attendance, and I, as chair of the Nominating and Governance Committee, have personally spoken to Mr. Trujillo, who understands that his attendance is critical to his continued service on the Board and has confirmed that his attendance will not be an issue going forward.

Mr. Trujillo is a Highly Engaged and Respected Board Member Who Brings Critical Skillsets and Expertise to our Board. Mr. Trujillo is a highly engaged and valued Board member with skillsets, knowledge, and experiences that are key to effective Board oversight. The Board benefits from his extensive experience in technology, high-growth, consumer, and digital companies, as well as his financial and M&A expertise as a partner of TPG, to provide leadership and oversight to the Company. Mr. Trujillo also brings to the Board important institutional knowledge, having guided the Company through its pre-IPO and current public company stages of growth.

Mr. Trujillo Has Provided Valuable Leadership on Enhancing our Governance Practices. Since joining our Board in 2017, Mr. Trujillo has contributed substantially towards the execution of Uber’s ongoing commitment to best-in-class corporate governance. For example, as a member of the Nominating and Governance Committee, he provided guidance that led to the Company (i) amending the Nominating and Governance Committee’s charter in 2020 to formally oversee environmental and sustainability matters and corporate political activities and (ii) amending the Company’s bylaws in 2023 and 2024 to include proxy access and a stockholder right to call a special meeting. Mr Trujillo invested considerable time beyond that asked of other directors as he was a member of, and chaired, respectively, the search committees which resulted in selection of our current CEO and current Independent Chairperson.

Unanimous Board Support. Earlier this year, our Board completed its annual 360 Board evaluations, in which each director evaluated every other individual director, providing an opportunity for feedback on each director’s strengths and opportunities to improve, including whether such director is effective in serving on the Board. Mr. Trujillo received strong positive feedback from each of his peer directors and the Board unanimously approved Mr. Trujillo’s nomination for reelection.

We urge you to vote FOR the reelection of David Trujillo, which is set forth in Proposal 1 of our Proxy Statement.

We believe voting for Mr. Trujillo is in the best interest of the Company and its continued success. On behalf of the Board and management of the Company, I extend our appreciation for your continued support.

Sincerely,

Ronald Sugar

Independent Chairperson of the Board